Exhibit K-20
                              AES Foreign Breakout
                             Net Operating Revenues
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                              [Vertical Bar Chart]

X-axis (bottom of chart):

     1996
     1997
     1998
     1999


Y-axis (left side of chart): Percentages of AES Net Operating Revenues earned by AES's foreign operations, on a GAAP basis, Proportional Consolidated basis, and a Total Project basis (listed in increments of 10 percent between and including 0 and 100%)

[Bar Chart provides the below-listed percentages of AES net operating revenues earned by AES's foreign operations on a GAAP basis, Proportional Consolidated basis, and a Total Project basis. GAAP percentages are reflected by violet bars, Proportional Consolidated percentages are reflected by red bars, and Total Project percentages are reflected by green bars]


                                    Proportional        Total
Year                  GAAP          Consolidated       Project
----                  ----          ------------       -------
1996                   32%               54%             86%
1997                   55%               72%             92%
1998                   77%               84%             94%
1999*                  74%               82%             94%


*    Assumes CILCORP operations for the last two months of 1999.